Exhibit 3.1
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
ARTICLES OF AMENDMENT
Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the existing definition of “Roll-Up Transaction” in Article IV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:
“Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a)	a transaction involving securities of the Corporation that have been listed on a national securities exchange for at least twelve months; or

(b)
a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)	voting rights of the holders of Common Shares;

(ii)	the term of existence of the Corporation;

(iii)	Sponsor or Advisor compensation;

(iv)	the Corporation’s investment objectives.”
SECOND: The Charter is hereby further amended by deleting the existing second clause (a) in Article XIV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:

"(a)	that would result in the holders of Common Shares having voting rights in a Roll-Up Entity that are less than the rights provided for in Sections 11.1, 11.2 and 11.3 hereof;”
THIRD: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 22nd day of August, 2017.

ATTEST:                    CARTER VALIDUS MISSION CRITICAL REIT II, INC.

/s/ Todd M. Sakow                By: /s/ John E. Carter (SEAL)
Name: Todd M. Sakow            Name: John E. Carter
Title: Chief Financial Officer and Treasurer Title: Chief Executive Officer